                                                                    EXHIBIT 99.1

[LOGO]
DATA DOCUMENTS

FOR IMMEDIATE RELEASE:

                   DATA DOCUMENTS INCORPORATED SIGNS AGREEMENT
                          TO ACQUIRE MOORE LABELS, INC.

OMAHA, NE--JULY 14, 1997--Data Documents Incorporated (Nasdaq:DDII) today announced it has entered into a definitive agreement to acquire Moore Labels, Inc. of Wichita, Kansas, a privately held supplier of pressure-sensitive labels used in the pharmaceutical, food, plastics and miscellaneous manufacturing industries. Moore Labels had revenues of $13.5 million in 1996.

        Upon completion of the acquisition, Moore Labels will become a wholly owned subsidiary of Date Documents. Terms of the transaction were not disclosed. The acquisition is subject to completion of due diligence.

        "This is an important move for Data Documents," said Walter J, Kearns, Data Documents chairman, president and chief executive officer. "The acquisition reflects our strategy to further penetrate high-growth segments of the pressure-sensitive label market."

        "Moore Labels will be a strong complement to our existing prime label offerings "Kearns continued. "Data Documents entered the prime label market in 1995 with the acquisition of Cal Emblem. For many years, we have been a leader in information systems labels, This latest acquisition will further enhance our position in the pressure-sensitive label market."

        In business since 1970, Moore Labels customers include major corporations located nationwide. "The company has established a reputation for unusually fast service and excellent quality products," Kearns said.

        Data Documents, with sales of $246.5 million in 1996, is a leading designer and provider of custom business forms, pressure-sensitive label products, and forms management services and systems. These products and services enable customers to enhance productivity and reduce costs associated with managing information. Additionally, the company's InteliMail(R) division provides specialized direct mail products and services to its corporate customers nationwide.

        Data Documents' label group has major operations in Dallas, Fresno, Denver and Kansas City and sales offices nationwide.

        For more information about Data Documents, visit the company's web site: www.datadocuments.com.

                                      -30-

For more Information contact Anita Meints, Data Documents Director of Corporate Communications, (402) 593-6272.